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                                                                    Exhibit 10.1

                                   MEDEX, INC

                  KEY EMPLOYEE NONSTATUTORY STOCK OPTION PLAN


1.   PURPOSE

The Medex, Inc. Key Employee Nonstatutory Stock Option Plan (the "Plan") is intended to strengthen the ability of Medex, Inc. (the "Company"), to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company's business, and to provide additional incentive for such key employees to continue to work for the best interests of the Company and its stockholders through continuing ownership of its common stock, $.01 par value ("Common Stock"). Accordingly, the Company will grant to key employees (the "Optionee") options (the "Option") to purchase shares of Common Stock of the Company on the terms and conditions hereinafter established.


2. ADMINISTRATION OF THE PLAN

The Plan shall be administered by a committee composed of three (3) members of the Board of Directors of the Company who are not employees of the Company (the "Committee"). The interpretation and construction by the Committee of any provisions of the Plan or of any agreement or other matters related to the Plan shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan. The Company shall grant all Options under the Plan by resolution of the Committee, which Options shall be evidenced by the delivery of certificates in a form approved by the Committee. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or actions by the Committee or participants fail to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.


3. STOCK SUBJECT TO THE PLAN

The shares to be issued under the Plan shall be made available either from authorized but unissued shares of Common Stock of the Company or from shares of Common Stock reacquired by the Company, including shares purchased in the open market.

Shares issued under the Plan shall be subject to the terms, conditions and restrictions specified in the Plan.
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Subject to the provisions of the succeeding paragraphs of this Section 3 and
Section 10, the aggregate number of shares which may be issued under the Plan shall not exceed 1,000,000 shares.

If prior to August 28, 2001, Options issued under the Plan shall be reacquired by the Company pursuant to the provisions hereof; such Options shall again become available for granting under the Plan.


4. ELIGIBILITY AND GRANT OF OPTIONS

Options may be granted only to employees of the Company or its subsidiaries. No employee shall be eligible to receive Options within one (1) year prior to his normal retirement date. The Options issued herewith shall be nontransferrable. No Options shall be sold, assigned, pledged, encumbered or otherwise transferred by the Optionee. Subject to the terms and conditions of the Plan, options may be granted to such key employees in such amounts and at such times as the Committee shall, in its sole discretion, decide.


5. PURCHASE PRICE

The purchase price of the shares under each Option shall be the fair market value of the stock at the time such Option is granted, determined by the "Last Transaction" price at which shares of the Company's stock are listed in the "NASDAQ National Market System" quotation of the over-the-counter market at the close of business on the date of granting the Option, or if the stock was not so traded on such date, then on the next date when the stock is regularly traded and quoted on the "NASDAQ National Market System". The purchase price shall be paid in full prior to the delivery of the stock.


6. LIMITATIONS ON THE RIGHT TO EXERCISE OPTIONS

Subject to the provisions of Section 7 hereof, no Options shall be exercised unless at the time of such exercise the holder of the Options is in the employment of the Company or one of its subsidiaries. In no event shall any Options be exercised after the expiration of ten years from the date of granting such Options. Options will be exercisable during such Option period as follows:

  (a)  No Options shall be exercised until one year after the date of grant.

  (b) At the end of one year from the date of grant, twenty percent (20%) of the Options granted, and each year





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       thereafter an additional twenty percent (20%), if they do not expire under the terms of Section 7, shall be eligible to be exercised until all the granted Options are free of this limitation.

  (c) No Options shall be exercised which do not survive the expiration provisions of Section 7 hereof.

Any option granted on or after November 15, 1995 may, by action of the Committee, be granted with any limitation, restriction, and/or condition upon the exercise of such option as the Committee may deem appropriate, including the complete waiver of any limitation, restriction and/or condition on the right to exercise (including those set forth in Sections 6 or 7 herein), provided those limitations, restrictions and/or conditions are not in conflict with any section other than 6 or 7 of this Plan.

7. EXPIRATION OF OPTIONS

Each year all Options granted under this Plan which become exercisable under the provisions of Section 6 of this Plan shall be subject to expiration and forfeiture in accordance with the provisions of this section.

  (a) GOALS: Each year (except 1991 when the date shall be November 1, 1991) prior to May 1, the Committee shall set achievement goals consisting of: the net consolidated sales goal for the Company for the next fiscal year; the consolidated net income goal for the Company for the next fiscal year; and the net income goal for each of the operating divisions of the Company, as these divisions may be determined from year to year by the Committee. Further, the Committee achievement goals, each year, shall identify each Optionee and the division that Optionee shall be identified with for that year.

  (b) FAILURE TO MEET THESE GOALS: Should the Company or any operating division as defined by the Committee fail in the following fiscal year to attain the goals established as to consolidated net income, consolidated net sales or divisional net income as reflected on the financial reports of the Company, then certain Options granted under this Plan shall expire.

  (c) EXPIRING OPTIONS: Of the Options becoming exercisable in any year, forty percent (40%) shall expire if the Company fails to attain the established goal for net income. Of the Options becoming exercisable in any year, forty percent (40%) shall expire if the division identified with the Options fails to attain the established goal for net income for that division. Of





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       the Options becoming exercisable in any year, twenty percent (20%) shall expire if the Company fails to attain the established goal for net sales. Further, any Option granted to a person assigned to an operating division which fails to have a net income (make a profit) for that fiscal year and which Option would otherwise be exercisable as provided in Sections 6 and 7 above, shall also expire.

  (d) If an Option expires under the provisions of this Section it shall, except as provided for in Section 14, forever be forfeited as to that Optionee.

  (e) If an Option does not expire as provided in this Section, it shall remain exercisable as otherwise provided in the other Sections of this Plan.

Any Option granted on or after November 15, 1995 may, by action of the Committee, be granted with such limitations, restrictions, waivers and/or conditions as to the expiration or forfeiture of such Option as the Committee may deem appropriate, including the complete waiver of any limitation, restrictions and/or conditions relating to the expiration or forfeiture of such Options, provided those limitations, restrictions, waivers and/or conditions are not in conflict with any Section other than 6 or 7 of this Plan.

8. TERMINATION OF EMPLOYMENT

If a holder of an Option shall retire or shall cease to be employed by the Company or by a subsidiary of the Company for any reason other than death after Optionee shall have been continuously so employed for one year from and after the date of granting his Option, Optionee may, but only within 90 days next succeeding such retirement or cessation of employment, exercise his Options to the extent that Optionee was entitled to exercise it at the date of such retirement or cessation. Provided, however, the Committee may, at its sole discretion, extend the period within which an Optionee who ceased to be an employee from 90 days to a maximum of three (3) years from the date of retirement or cessation of employment. Leaves of absence duly authorized by the Company shall not be deemed cessation of employment. This Plan will not confer upon a holder of Options any right with respect to continuance of employment by the Company or by a subsidiary of the Company; nor will it interfere in any way with his right, or his employer's right to terminate his employment at any time.


9. DEATH OF HOLDER

In the event of the death of a holder of Options, while in the employment of the Company or of a subsidiary of the Company or within three months after termination of such employment, the





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Options shall be exercisable only within one year following such death and then only (a) by his estate representative or by the person or persons who acquired the right to exercise such Options by bequest or inheritance by reason of the death of the decedent, and (b) only to the extent that Optionee was entitled to exercise the Options at the date of his death.


10.  ADJUSTMENT OF SHARES

In the event of any change as a result of recapitalization, merger, consolidation, stock dividend, stock splits, combination or exchanges of shares, or otherwise, in the character or amount of the Company's authorized and outstanding capital stock prior to the exercise of an Option previously granted, the Option, to the extent that it has not been exercised, shall entitle the holder to purchase the number and kind of securities which Optionee would have been entitled to receive had Optionee actually owned the stock subject to the Option at the time of the occurrence of such change. If any other event shall occur, prior to the exercise of an Option granted hereunder, which shall increase or decrease the amount of capital stock outstanding and which the Committee, in its sole discretion, shall determine equitably requires an adjustment in the number of shares which the holders of Options should be permitted to acquire, such adjustment as the Committee shall determine may be made, and when so made shall be effective and binding for all purposes of the Plan.


11.  AMENDMENTS

The Committee of the Board may from time to time make such changes and amendments to the Plan as it may deem necessary.


12.  COMPANY RESPONSIBILITY

As long as any Options remain outstanding, the Company will reserve and keep available and will seek to obtain, from any regulatory body having jurisdiction, the requisite authority to issue and sell such number of shares of its capital stock as shall be sufficient to satisfy the requirements of such Options. The Company shall not be liable in the event of its inability to issue or sell stock to any holder of Options if such issuance or sale would be unlawful, nor shall the Company be liable if an issuance or sale to a holder is subsequently invalidated.


13.  EFFECTIVE DATES AND EXTINGUISHMENT OF RIGHTS

The Plan shall become fully effective upon its approval by the shareholders. The date of granting an Option shall be the date of





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its award by resolution of the Committee and the certificate evidencing such
Option shall bear that date. Unless sooner terminated as herein provided, the Plan shall terminate upon expiration of ten years from the date of its approval by the shareholders.


14.  ACCELERATION OF EXERCISABILITY ON CHANGE IN CONTROL

Upon a change in control of the Company, all Options theretofore granted and not previously exercisable or previously expired by virtue of Section 7, shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of the time in accordance with the provisions of the Plan relating to periods of exercisability.

For purposes of this Plan, a "change in control of the Company" shall mean:

  (a) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or

  (b) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or

  (c) The Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation, or

  (d) The Company shall have sold substantially all of its assets to another corporation or other entity or person.





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  (e)  Provided further, however, that any of the events described in subparagraphs (a), (b), (c) or (d) above shall not cause the acceleration of exercisability, described in this Section, to become operative and there shall be no change of control if the event described in subparagraphs (a), (b), (c) or (d) is approved by a two-thirds (2/3) vote of the total non-employee membership of the Board of Directors of the Company and a majority of the continuing non-employee directors (as hereinafter defined) of the Company at the time of said vote. The term continuing non-employee directors shall mean those members of the Board of Directors of the Company not otherwise employed by the Company and elected by the shareholders or otherwise appointed prior to the occurrence of any of the events described in subparagraphs (a), (b), (c) or (d) above.


15.  PAYMENT

All payment for shares obtained by exercise of Options granted under the Plan shall be made by payment of the amount due to the Treasurer of the Company in cash or by delivery to the Secretary of the Company of sufficient shares of the Company's Common Stock, properly endorsed for transfer to the Company, which when valued at "Last Transaction" price at the close of business for the previous day on which the stock was traded on the "NASDAQ National Market System," will equal the payment due for those shares. Any fractional amount of overpayment received by the Company because of receiving whole shares may be refunded in cash by the Treasurer.

Notwithstanding any of the foregoing restrictions, any free or restricted Options acquired under the Plan may at any time be pledged or otherwise hypothecated to secure borrowings by the Optionee to obtain the acquisition price to be paid by the Optionee for such shares; provided, however, that the amount of such borrowings may not exceed the acquisition price of such shares.





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